TRICCAR, Inc. 8-K

EXHIBIT 10.4

8317 Broad Peak Drive
Las Vegas, NV 89131

May 8, 2017

James Kellahin, Chairman

TRICCAR Holdings, Inc.

848 N. Rainbow Blvd., #3254
Las Vegas, NV 89107

Dear Jim:

I am most appreciative of the Board’s desire to award me 5,000,000 stock options as part of a future Employee Stock Ownership Program for the employees of TRICCAR Holdings, Inc. Being the founder of the company and shepherding its development to date, I am humbled the Board thinks so highly of my leadership that the option to own a greater percentage of the company was thought to be beneficial in retaining and rewarding my services.

Having thought about this grant, I respectfully decline the grant. Instead, I wish for the Board to earmark the 5,000,000 options for issuance to employees who take part in a yet to be formed ESOP. I also request that upon the acquisition of the packaging division, the board earmark up to 500,000 of the 5,000,000 shares to the employees and future general manager of the division provided the grants are in line with grants given to other employees at similar positions.

If the Board agrees with this, please sign below and return a copy for my files.

Sincerely,

William M. Townsend

Approved and Accepted this 11 of MAY, 2020,

James Kellahin
Chairman

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